UCM

PARTNERS

52 Vanderbilt Avenue

Suite 401

New York, NY 10017

T: (212) 797-2688

F: (212) 425-4199

January 3, 2013

Mr. Stacey E. Hong, President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE: Contractual Waivers and Reimbursements

Dear Mr. Hong:

UCM Partners, L.P. (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure the total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expenses on short sales, acquired fund fees and expenses, proxy expenses and extraordinary expenses) for the UCM Short Duration Fund (the "Fund") Institutional Class and Investor Class, a series of the Forum Funds (the "Trust"), do not exceed 0.60% and 0.85%, respectively, from April 1, 2013 through March 31, 2014.

This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and it automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will renew automatically for one-year terms unless the Adviser provides written notice of its termination at least 90 days prior to the end of the then current term.

Very Truly Yours, UCM Partners, L.P.

By:	/s/Greg Parsons
Name:	Greg Parsons
Title:	CEO